Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES PENNENGINEERING MOTION TECHNOLOGIES

Paoli, PA, May 15, 2006 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired PennEngineering Motion Technologies (“PMT”), a unit of Penn Engineering & Manufacturing Corporation, for approximately $64 million in cash.

PMT, composed of the Pittman and M.A.E. SpA business units, is a leading designer and manufacturer of highly engineered motors for niche applications in the data storage, medical, electronic equipment, factory automation and aviation markets with manufacturing locations in Harleysville, PA, and Offanengo, Italy. It has annual sales of approximately $55 million.

“PennEngineering Motion Technologies is an excellent strategic fit with our highly differentiated technical motor business. They share common markets, customers, distribution channels and motor platforms,” commented Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“PMT has long been a leader in fractional horsepower electric motors and enjoys an excellent reputation for product innovation and outstanding customer service. Its Pittman and M.A.E. SpA business units produce motors designed to meet exacting customer requirements for precise speed and torque control,” he added.

“Our acquisition of PMT broadens the geographic reach of our technical motor business and further strengthens our relationships with key industry OEMs. In addition, PMT’s hybrid stepper and brush-commutated DC servo motors expand our product offerings in several highly specialized market applications,” concluded Mr. Hermance.

PMT’s brush-commutated DC motors and electronically commutated brushless DC motors are found in a wide variety of niche applications in data storage, medical equipment, electronic equipment, factory automation and commercial aviation. Its hybrid stepper motors are used in open-loop control systems for low-speed, high-torque applications.

PMT becomes part of AMETEK’s Technical & Industrial Products unit, which produces brushless DC motors, slotless motors, motor controllers, blowers, fans and pumps for a variety of end markets, many of which are shared with PMT.

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AMETEK ACQUIRES PENNENGINEERING MOTION TECHNOLOGIES

AMETEK Technical & Industrial Products is a unit of AMETEK’s Electromechanical Group (EMG), a differentiated supplier of electrical interconnects, microelectronic packaging, technical motors and systems, and specialty metal products. In addition EMG produces electric motors for floor care and other specialty motor applications and had 2005 sales of approximately $626 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $1.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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